Exhibit 99

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Shareholders of:

TRC Companies, Inc.

Windsor, CT

We have reviewed the accompanying condensed consolidated balance sheet of TRC Companies, Inc. and subsidiaries (the “Company”) as of September 30, 2004, and the related condensed consolidated statements of income and cash flows for the three-month periods ended September 30, 2004 and 2003.  These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of June 30, 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated September 13, 2004, we expressed an unqualified opinion on those consolidated financial statements (which report includes an explanatory paragraph relating to a change in accounting for long-term fixed price contracts effective July 1, 2002).  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2004 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note 2, the Company changed its method of accounting for investments in certain limited liability companies effective July 1, 2004 as a result of adopting EITF 03-16, Investments in Limited Liability Companies.

/s/ Deloitte & Touche LLP

Costa Mesa, CA
October 27, 2004